Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Kari Pfisterer	Patrick Goris
	Media Relations	Investor Relations
	Rockwell Automation	Rockwell Automation
	414.382.2555	414.382.8510
Rockwell Automation Reports Fourth Quarter and Full Year 2016 Results

•	Fourth quarter reported sales down 4 percent year over year; down 4 percent organically

•	Fourth quarter diluted EPS of $1.43; Adjusted EPS of $1.52

•	Full year diluted EPS of $5.56; Adjusted EPS of $5.93

•	Fiscal 2017 EPS guidance: Diluted EPS $5.46 - $5.86; Adjusted EPS $5.85 - $6.25
MILWAUKEE (November 7, 2016) – Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2016 fourth quarter sales of $1,538.6 million, down 4.3 percent from $1,607.5 million in the fourth quarter of fiscal 2015. Organic sales decreased 4.0 percent, acquisitions contributed 0.4 percent, and currency translation reduced sales by 0.7 percent.
On a GAAP basis, fiscal 2016 fourth quarter net income was $185.2 million or $1.43 per share, compared to $201.3 million or $1.50 per share in the fourth quarter of fiscal 2015. Pre-tax margin decreased to 15.4 percent from 17.3 percent in the same period last year.
Fiscal 2016 fourth quarter Adjusted EPS was $1.52, down 3 percent compared to Adjusted EPS of $1.57 in the fourth quarter of fiscal 2015. Total segment operating earnings were $304.3 million in the fourth quarter of fiscal 2016, down 9 percent compared to $335.8 million in the same period last year. Total segment operating margin was 19.8 percent compared to 20.9 percent a year ago. The Company recorded approximately $20 million of restructuring charges in the fourth quarter of fiscal 2016.

Full Fiscal Year 2016
Sales were $5,879.5 million in fiscal 2016, down 6.8 percent compared to $6,307.9 million in fiscal 2015. Organic sales decreased 3.9 percent, and currency translation reduced sales by 3.0 percent.
On a GAAP basis, fiscal 2016 net income was $729.7 million or $5.56 per share, compared to $827.6 million or $6.09 per share in fiscal 2015. Pre-tax margin decreased to 16.0 percent from 17.9 percent a year ago.
Fiscal 2016 Adjusted EPS was $5.93, down 7 percent compared to Adjusted EPS of $6.40 in fiscal 2015. Total segment operating earnings decreased to $1,188.7 million in fiscal 2016 compared to $1,360.5 million in fiscal 2015. Total segment operating margin decreased to 20.2 percent from 21.6 percent a year ago, primarily due to lower sales and unfavorable currency effects.
Commenting on the results, Blake D. Moret, president and chief executive officer, said, “The results for the last quarter of fiscal 2016 were a little better than our expectations. We saw positive year-over-year organic growth in the Architecture & Software segment for the first time this year, and some heavy industry markets appear to be stabilizing.
“For the full year, organic sales at minus 4 percent reflected challenging market conditions; however, I am pleased we were able to hold segment margin above 20 percent. I’m also pleased with our solid free cash flow performance and return on invested capital of 33 percent.
“I would like to especially thank our employees for their efforts and commitment to our customers during the year. Our employees and our partners are working every day to make our customers more competitive.”

Outlook
Commenting on the outlook, Moret added, "We saw solid sequential growth in our product businesses over the last two quarters that we project will continue into fiscal 2017. We expect heavy industries to be about flat year-over-year, with continued growth in our automotive and consumer verticals."

The following table provides guidance as it relates to sales growth and earnings per share for fiscal 2017:

Sales Growth Guidance		EPS Guidance
Reported sales growth	1% to 5%	Diluted EPS	$5.46 - $5.86
Organic sales growth	0% to 4%	Adjusted EPS	$5.85 - $6.25
Foreign currency impact	~ (0.5)%
Acquisitions impact	~ 1.5%

Moret continued, "To accelerate the execution of our strategy, we acquired three great companies during fiscal 2016. These acquisitions further strengthen our technology differentiation, increase our domain expertise, expand market access, and will contribute revenue growth in fiscal 2017.
"We will continue to invest in technology and domain expertise to expand the value we provide to our customers. I am confident in our strategy and our ability to execute."

Following is a discussion of fourth quarter and full year results for both segments.
Architecture & Software
Architecture & Software fiscal 2016 fourth quarter sales were $696.4 million, an increase of 1.8 percent from $683.9 million in the same period last year. Organic sales increased 1.4 percent, acquisitions contributed 1.0 percent, and currency translation reduced sales by 0.6 percent. Segment operating earnings were $180.0 million in the fourth quarter of fiscal 2016 compared to $186.5 million in the fourth quarter of fiscal 2015. Segment operating margin decreased to 25.8 percent in the fourth quarter of fiscal 2016 from 27.3 percent a year ago, primarily due to unfavorable mix and higher restructuring charges.
Architecture & Software fiscal 2016 sales were $2,635.2 million, a decrease of 4.2 percent from $2,749.5 million last year. Organic sales declined 1.5 percent, acquisitions contributed 0.3 percent, and currency translation reduced sales by 3.0 percent. Segment operating earnings were $695.0 million in fiscal 2016 compared to $808.6 million in fiscal 2015. Segment operating margin was 26.4 percent in fiscal 2016 compared to 29.4 percent in fiscal 2015, primarily due to lower sales and unfavorable mix and currency effects.
Control Products & Solutions
Control Products & Solutions fiscal 2016 fourth quarter sales were $842.2 million, a decrease of 8.8 percent from $923.6 million in the same period last year. Organic sales decreased 8.0 percent, and currency translation reduced sales by 0.8 percent. Segment operating earnings were $124.3 million in the fourth quarter of fiscal 2016 compared to $149.3 million in the fourth quarter of fiscal 2015. Segment operating margin was 14.8 percent in the fourth quarter of fiscal 2016 compared to 16.2 percent a year ago, primarily due to lower sales, partially offset by productivity.
Control Products & Solutions fiscal 2016 sales were $3,244.3 million, a decrease of 8.8 percent from $3,558.4 million last year. Organic sales declined 5.8 percent, and currency translation reduced sales by 3.0 percent. Segment operating earnings were $493.7 million in fiscal 2016 compared to $551.9 million in fiscal 2015. Segment operating margin was 15.2 percent in fiscal 2016 compared to 15.5 percent a year ago.

Other Information
In the fourth quarter of fiscal 2016 cash flow provided by operating activities was $272.0 million and free cash flow was $235.4 million. Full fiscal year 2016 cash flow provided by operating activities was $947.3 million and free cash flow was $833.7 million. Return on invested capital was 33.0 percent.
Fiscal 2016 fourth quarter general corporate net expense was $25.2 million compared to $19.5 million in the fourth quarter of 2015. General corporate net expense was $79.7 million for the full fiscal year 2016 compared to $85.6 million in fiscal 2015.
On a GAAP basis, the effective tax rate for the fourth quarter of fiscal 2016 was 21.8 percent compared to 27.8 percent in the fourth quarter of 2015. The effective tax rate for the full fiscal year 2016 was 22.6 percent compared to 26.6 percent in fiscal 2015.
The Adjusted Effective Tax Rate for the fourth quarter of fiscal 2016 was 22.9 percent compared to 28.2 percent in the fourth quarter of 2015. The Adjusted Effective Tax Rate for the full fiscal year 2016 was 23.6 percent compared to 27.0 percent in fiscal 2015.
The lower tax rates for the fourth quarter were primarily due to a more favorable geographic mix of our pre-tax income. For the full fiscal year, the lower tax rates were primarily due to the benefit of the U.S. research and development tax credit, a more favorable geographic mix of our pre-tax income, and discrete tax items.
During the fourth quarter and full fiscal year 2016, the Company repurchased 1.1 million shares of its common stock at a cost of $130.1 million, and 4.6 million shares of its common stock at a cost of $500.2 million, respectively. As of September 30, 2016, $945.0 million remained available under the existing share repurchase authorization.
Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.
Conference Call
A conference call to discuss our financial results will take place at 8:30 a.m. Eastern Time on Monday, November 7, 2016. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (http:www.rockwellautomation.com/investors/).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•
macroeconomic factors, including global and regional business conditions, the availability and cost of capital, commodity prices, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing products;

•	the availability, effectiveness and security of our information technology systems;

•	competitive products, solutions and services and pricing pressures, and our ability to provide high quality products, solutions and services;

•	a disruption of our business due to natural disasters, pandemics, acts of war, strikes, terrorism, social unrest or other causes;

•	our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our products, solutions and services;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract and retain qualified personnel;

•	our ability to manage costs related to employee retirement and health care benefits;

•	the uncertainties of litigation, including liabilities related to the safety and security of the products, solutions and services we sell;

•	our ability to manage and mitigate the risks associated with our solutions and services businesses;

•	a disruption to our distribution channels;

•	the availability and price of components and materials;

•	the successful integration and management of acquired businesses;

•	the successful execution of our cost productivity initiatives; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs approximately 22,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015
Sales
Architecture & Software (a)	$696.4	$683.9	$2,635.2	$2,749.5
Control Products & Solutions (b)	842.2	923.6	3,244.3	3,558.4
Total sales (c)	$1,538.6	$1,607.5	$5,879.5	$6,307.9
Segment operating earnings
Architecture & Software (d)	$180.0	$186.5	$695.0	$808.6
Control Products & Solutions (e)	124.3	149.3	493.7	551.9
Total segment operating earnings[1] (f)	304.3	335.8	1,188.7	1,360.5
Purchase accounting depreciation and amortization	(4.5)	(5.2)	(18.4)	(21.0)
General corporate — net	(25.2)	(19.5)	(79.7)	(85.6)
Non-operating pension costs	(19.5)	(15.5)	(76.2)	(62.7)
Interest expense	(18.2)	(16.7)	(71.3)	(63.7)
Income before income taxes (g)	236.9	278.9	943.1	1,127.5
Income tax provision	(51.7)	(77.6)	(213.4)	(299.9)
Net income	$185.2	$201.3	$729.7	$827.6

Diluted EPS	$1.43	$1.50	$5.56	$6.09

Adjusted EPS[2]	$1.52	$1.57	$5.93	$6.40

Average diluted shares	129.8	134.3	131.1	135.7

Segment operating margin
Architecture & Software (d/a)	25.8%	27.3%	26.4%	29.4%
Control Products & Solutions (e/b)	14.8%	16.2%	15.2%	15.5%
Total segment operating margin[1] (f/c)	19.8%	20.9%	20.2%	21.6%

Pre-tax margin (g/c)	15.4%	17.3%	16.0%	17.9%
1Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, general corporate – net, non-operating pension costs, interest expense and income tax provision because we do not consider these costs to be directly related to the operating performance of our segments. We believe that these measures are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our Company. Our measures of total segment operating earnings and total segment operating margin may be different from those used by other companies.
2Adjusted EPS is a non-GAAP earnings measure that excludes the non-operating pension costs and their related income tax effects. See "Other Supplemental Information - Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate" section for more information regarding non-operating pension costs and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015
Sales	$1,538.6	$1,607.5	$5,879.5	$6,307.9
Cost of sales	(886.7)	(943.3)	(3,404.0)	(3,604.8)
Gross profit	651.9	664.2	2,475.5	2,703.1
Selling, general and administrative expenses	(402.1)	(360.7)	(1,467.4)	(1,506.4)
Other income (expense)	5.3	(7.9)	6.3	(5.5)
Interest expense	(18.2)	(16.7)	(71.3)	(63.7)
Income before income taxes	236.9	278.9	943.1	1,127.5
Income tax provision	(51.7)	(77.6)	(213.4)	(299.9)
Net income	$185.2	$201.3	$729.7	$827.6

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	September 30, 2016	September 30, 2015
Assets
Cash and cash equivalents	$1,526.4	$1,427.3
Short-term investments	902.8	721.9
Receivables	1,079.0	1,041.0
Inventories	526.6	535.6
Property, net	578.3	605.6
Goodwill and intangibles	1,329.2	1,258.3
Other assets(1)	1,158.9	815.0
Total	$7,101.2	$6,404.7
Liabilities and Shareowners’ Equity
Short-term debt	$448.6	$—
Accounts payable	543.1	521.7
Long-term debt	1,516.3	1,500.9
Other liabilities(1)	2,603.1	2,125.3
Shareowners’ equity	1,990.1	2,256.8
Total	$7,101.2	$6,404.7

(1)
Reflects the liability and indemnification receivable resulting from the settlement during the third quarter of fiscal 2016 of a case related to the U.S. Department of Energy’s Rocky Flats plant in Colorado. Refer to our Form 8-K filed on May 19, 2016 for more information.

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Twelve Months Ended September 30,
	2016	2015
Operating activities:
Income from continuing operations	$729.7	$827.6
Depreciation and amortization	172.2	162.5
Retirement benefits expense	157.1	141.3
Pension contributions	(44.3)	(41.0)
Receivables/inventories/payables	18.0	88.2
Advance payments from customers and deferred revenue	11.7	20.7
Compensation and benefits	(81.1)	(33.9)
Income taxes	(79.4)	(2.0)
Other	63.4	24.3
Cash provided by operating activities	947.3	1,187.7
Investing activities:
Capital expenditures	(116.9)	(122.9)
Acquisition of businesses, net of cash acquired	(139.1)	(21.2)
Purchases of short-term investments	(1,070.7)	(867.6)
Proceeds from maturities of short-term investments	886.3	762.7
Proceeds from sale of property	0.4	2.1
Cash used for investing activities	(440.0)	(246.9)
Financing activities:
Net issuance (repayment) of short-term debt	448.6	(325.0)
Issuance of long-term debt, net of discount and issuance costs	—	594.3
Cash dividends	(378.2)	(350.1)
Purchases of treasury stock	(507.6)	(598.4)
Proceeds from the exercise of stock options	36.2	60.3
Excess income tax benefit from share-based compensation	3.3	12.4
Other financing activities	—	(1.6)
Cash used for financing activities	(397.7)	(608.1)
Effect of exchange rate changes on cash	(10.5)	(96.7)
Increase in cash and cash equivalents	$99.1	$236.0

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
Our press release contains information regarding organic sales, which we define as sales excluding the effect of changes in currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rates and/or acquisitions. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current year for which there are no comparable sales in the prior period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year. Sales are attributed to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and twelve months ended September 30, 2016 compared to sales for the three and twelve months ended September 30, 2015:

	Three Months Ended September 30,
	2016					2015
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
United States	$821.7	$0.3	$822.0	$(5.5)	$816.5	$874.4
Canada	79.3	(0.2)	79.1	—	79.1	87.7
Europe, Middle East, Africa	294.7	1.3	296.0	(0.3)	295.7	305.8
Asia-Pacific	223.7	1.6	225.3	(0.8)	224.5	212.9
Latin America	119.2	8.7	127.9	—	127.9	126.7
Total	$1,538.6	$11.7	$1,550.3	$(6.6)	$1,543.7	$1,607.5

	Year Ended September 30,
	2016					2015
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
United States	$3,213.4	$2.1	$3,215.5	$(6.9)	$3,208.6	$3,446.8
Canada	316.4	25.1	341.5	—	341.5	366.6
Europe, Middle East, Africa	1,147.2	49.1	1,196.3	(1.1)	1,195.2	1,174.0
Asia-Pacific	764.4	31.7	796.1	(1.6)	794.5	834.5
Latin America	438.1	83.0	521.1	—	521.1	486.0
Total	$5,879.5	$191.0	$6,070.5	$(9.6)	$6,060.9	$6,307.9

The following table reconciles reported sales to organic sales for our operating segments for the three and twelve months ended September 30, 2016 compared to sales for the three and twelve months ended September 30, 2015:

	Three Months Ended September 30,
	2016					2015
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$696.4	$3.8	$700.2	$(6.6)	$693.6	$683.9
Control Products & Solutions	842.2	7.9	850.1	—	850.1	923.6
Total	$1,538.6	$11.7	$1,550.3	$(6.6)	$1,543.7	$1,607.5

	Year Ended September 30,
	2016					2015
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$2,635.2	$83.7	$2,718.9	$(9.3)	$2,709.6	$2,749.5
Control Products & Solutions	3,244.3	107.3	3,351.6	(0.3)	3,351.3	3,558.4
Total	$5,879.5	$191.0	$6,070.5	$(9.6)	$6,060.9	$6,307.9

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate

Our press release contains financial information and earnings guidance regarding Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate, which are non-GAAP earnings measures that exclude non-operating pension costs and their related income tax effects. We define non-operating pension costs as defined benefit plan interest cost, expected return on plan assets, amortization of actuarial gains and losses and the impact of any plan curtailments or settlements. These components of net periodic benefit cost primarily relate to changes in pension assets and liabilities that are a result of market performance; we consider these costs to be unrelated to the operating performance of our business. We believe that Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for income from continuing operations, diluted EPS and effective tax rate.

The following are the components of operating and non-operating pension costs for the three and twelve months ended September 30, 2016 and 2015 (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015
Service cost	$22.0	$21.2	$88.0	$85.7
Amortization of prior service credit	(0.8)	(0.7)	(2.9)	(2.7)
Operating pension costs	21.2	20.5	85.1	83.0

Interest cost	42.3	41.6	169.5	167.2
Expected return on plan assets	(54.4)	(55.6)	(218.3)	(223.2)
Amortization of net actuarial loss	31.1	29.5	124.5	118.7
Special termination benefit	0.5	—	0.5	—
Non-operating pension costs	19.5	15.5	76.2	62.7

Net periodic pension cost	$40.7	$36.0	$161.3	$145.7

The following are reconciliations of income from continuing operations, diluted EPS from continuing operations, and effective tax rate to Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate (in millions, except per share amounts and percentages):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015
Income from continuing operations	$185.2	$201.3	$729.7	$827.6
Non-operating pension costs	19.5	15.5	76.2	62.7
Tax effect of non-operating pension costs	(7.0)	(5.5)	(27.5)	(21.9)
Adjusted Income	$197.7	$211.3	$778.4	$868.4

Diluted EPS from continuing operations	$1.43	$1.50	$5.56	$6.09
Non-operating pension costs per diluted share	0.15	0.11	0.58	0.46
Tax effect of non-operating pension costs per diluted share	(0.06)	(0.04)	(0.21)	(0.15)
Adjusted EPS	$1.52	$1.57	$5.93	$6.40

Effective tax rate	21.8%	27.8%	22.6%	26.6%
Tax effect of non-operating pension costs	1.1%	0.4%	1.0%	0.4%
Adjusted Effective Tax Rate	22.9%	28.2%	23.6%	27.0%

Fiscal 2017 Guidance

Diluted EPS from continuing operations	$5.46 - $5.86
Non-operating pension costs per diluted share	(0.62)
Tax effect of non-operating pension costs per diluted share	0.23
Adjusted EPS	$5.85 - $6.25

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We account for share-based compensation under U.S. GAAP, which requires that we report the excess income tax benefit from share-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows.
In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2014	Mar. 31, 2015	Jun. 30, 2015	Sep. 30, 2015	Dec. 31, 2015	Mar. 31, 2016	Jun. 30, 2016	Sep. 30, 2016
Cash provided by continuing operating activities	$268.2	$285.2	$286.3	$348.0	$184.8	$214.5	$276.0	$272.0
Capital expenditures	(40.0)	(18.0)	(25.2)	(39.7)	(40.2)	(12.4)	(26.8)	(37.5)
Excess income tax benefit from share-based compensation	4.4	2.2	5.6	0.2	0.7	0.5	1.2	0.9
Free cash flow	$232.6	$269.4	$266.7	$308.5	$145.3	$202.6	$250.4	$235.4

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Income from continuing operations, before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents and short-term investments, multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	September 30,
	2016	2015
(a) Return
Income from continuing operations	$729.7	$827.6
Interest expense	71.3	63.7
Income tax provision	213.4	299.9
Purchase accounting depreciation and amortization	18.4	21.0
Return	1,032.8	1,212.2
(b) Average invested capital
Short-term debt	248.2	166.6
Long-term debt	1,509.0	1,261.9
Shareowners’ equity	2,164.1	2,521.3
Accumulated amortization of goodwill and intangibles	811.8	792.6
Cash and cash equivalents	(1,461.7)	(1,376.1)
Short-term investments	(846.5)	(639.3)
Average invested capital	2,424.9	2,727.0
(c) Effective tax rate
Income tax provision	213.4	299.9
Income from continuing operations before income taxes	$943.1	$1,127.5
Effective tax rate	22.6%	26.6%
(a) / (b) * (1-c) Return On Invested Capital	33.0%	32.6%